EXHIBIT 23-A


                          CONSENT OF INDEPENDENT ACCOUNTANTS



               We consent to the incorporation by reference in this Registration Statement of Delmarva Power & Light Company on Form S-8 of our report on our audits of the consolidated financial statements of Delmarva Power & Light Company and its subsidiary companies, as listed in Item 14(a) of Delmarva Power & Light Company's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the Registration Statement.


     /s/ Coopers & Lybrand L.L.P.

     COOPERS & LYBRAND L.L.P.


     2400 Eleven Penn Center
     Philadelphia, PA  19103
     January 30, 1997